EXHIBIT 10.24


              AMENDMENT TO EMPLOYMENT AGREEMENT



      THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is made effective as of June 1, 1995, by and between Ross Stores, Inc. (the "Company") and Michael Balmuth (the "Executive"). The Executive and the Company previously entered into an Employment Agreement of February 1, 1995, (the "Agreement") and it is now the intention of the Executive and the Company to amend the Agreement as set forth below. Accordingly, the Executive and the Company now enter into this Amendment.

      I. The Executive and the Company hereby amend the Agreement as follows:


           A.    Term.     The termination date referred to in  the
second  line of paragraph 1 of the Agreement is changed to February
3, 1999.

           B.    Salary.   Effective June 1, 1995, the  Executive's
salary, referenced in paragraph 4(a) of the Agreement, shall be not less than $440,000 per annum.

            C.    Services  Furnished.   Paragraph  4(f)  [Services
Furnished] of the Agreement is amended in its entirety as follows:

     The Company shall furnish the Executive with office space and such services as are suitable to the Executive's position and adequate for the performance of his duties during the term of this Agreement and for a period of six months following the date of any termination, except for termination as described in paragraphs 7(a) [Death], 7(c)(B) [Illegal or Grossly Negligent Conduct], or 7(h) [Non-Renewal]. Upon mutual agreement between the Company and the Executive, the office space furnished during the six month period following termination may be at a location other than the Company's New York Buying Office.

          D. Employment Restriction. A new paragraph 10 shall be added to the Agreement (and all succeeding paragraphs renumbered appropriately) to read in full as follows:

     "10. Employment Restriction. The Company and the Executive acknowledge that the Company has a special interest in and derives significant benefit from the unique skills and experience of the Executive. Accordingly, except as hereafter noted, in the event that the Executive's employment with the Company is terminated prior to the earlier of (a) January 31, 1997 and (b) the date on which Norman Ferber ceases to be the Chief Executive Officer of the Company (the "Employment Restriction Termination Date"), the Executive agrees that he will not accept employment with or a be a consultant to, directly or indirectly, either of the following companies or their affiliates prior to the Employment Restriction Termination Date: Marshalls or TJ Maxx. The preceding sentence shall have no force and effect in the event that (i) the Executive's employment with the Company is terminated (1) by the Company pursuant to subsection 7d. [without Cause] or
     (2) by the Executive pursuant to either subsection 7e. [Termination by the Executive for Good Reason] or subsection 7f. [Termination Following Change of Control] or (ii) the Executive ceases to report to Norman A. Ferber."

           E. Governing Law. The first sentence of paragraph 16 [Governing Law;Severability] shall be amended to read in full as follows: "The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York."

           F. No Other Modifications. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement effective as of the date and year first above written.


        ROSS STORES, INC.                    EXECUTIVE

   By:/s/ G. Orban                           /s/ Michael Balmuth
      George Orban                           Michael Balmuth
      Chairman, Compensation Committee